EXHIBIT 12.2

DUKE REALTY LIMITED PARTNERSHIP
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED DISTRIBUTIONS
(in thousands, except ratios)

	Year Ended December 31, 2013	Year Ended December 31, 2012		Year Ended December 31, 2011		Year Ended December 31, 2010		Year Ended December 31, 2009
Net income (loss) from continuing operations, less preferred distributions	$29,930	$(131,987)		$(63,449)		$(25,128)		$(296,102)
Preferred distributions	31,616	46,438		60,353		69,468		73,451
Interest expense	228,895	229,992		206,770		172,738		135,976
Earnings (loss) before fixed charges	$290,441	$144,443		$203,674		$217,078		$(86,675)
Interest expense	$228,895	$229,992		$206,770		$172,738		$135,976
Interest costs capitalized	16,756	9,357		4,335		11,498		26,864
Total fixed charges	245,651	239,349		211,105		184,236		162,840
Preferred distributions	31,616	46,438		60,353		69,468		73,451
Total fixed charges and preferred distributions	$277,267	$285,787		$271,458		$253,704		$236,291
Ratio of earnings to fixed charges	1.18	N/A	(1)	N/A	(3)	1.18		N/A	(6)
Ratio of earnings to fixed charges and preferred distributions	1.05	N/A	(2)	N/A	(4)	N/A	(5)	N/A	(7)

(1)
N/A - The ratio is less than 1.0; deficit of $94.9 million exists for the year ended December 31, 2012. The calculation of earnings includes $349.0 million of non-cash depreciation and amortization expense.

(2)
N/A - The ratio is less than 1.0; deficit of $141.3 million exists for the year ended December 31, 2012. The calculation of earnings includes $349.0 million of non-cash depreciation and amortization expense.

(3)
N/A - The ratio is less than 1.0; deficit of $7.4 million exists for the year ended December 31, 2011. The calculation of earnings includes $305.1 million of non-cash depreciation and amortization expense.

(4)
N/A - The ratio is less than 1.0; deficit of $67.8 million exists for the year ended December 31, 2011. The calculation of earnings includes $305.1 million of non-cash depreciation and amortization expense.

(5)
N/A - The ratio is less than 1.0; deficit of $36.6 million exists for the year ended December 31, 2010. The calculation of earnings includes $253.0 million of non-cash depreciation and amortization expense.

(6)
N/A - The ratio is less than 1.0; deficit of $249.5 million exists for the year ended December 31, 2009. The calculation of earnings includes $224.3 million of non-cash depreciation and amortization expense.

(7)
N/A - The ratio is less than 1.0; deficit of $323.0 million exists for the year ended December 31, 2009. The calculation of earnings includes $224.3 million of non-cash depreciation and amortization expense.